Exhibit 34.4

	Ernst & Young LLP The Edgeworth Building Suite 201 2100 East Cary Street Richmond, VA 23223	Tel – 1-800-344-6000 Fax – 1-801-344-4514 ey.com
Building a better working world

Report of Independent Registered Public Accounting Firm

Board of Directors

SunTrust Mortgage, Inc.

We have examined management’s assertion, included in the accompanying Certification Regarding Compliance with Applicable Servicing Criteria, that SunTrust Mortgage, Inc. (the Company) complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission’s Regulation AB for the residential mortgage loan servicing platform, except for the instances of material noncompliance described therein, as of and for the year ended December 31, 2015, and except for criteria 1122(d)(1)(iii), 1122(d)(4)(i), 1122(d)(4)(ii) and 1122(d)(4)(xv), which the Company has determined are not applicable to the activities performed by them with respect to the servicing platform covered by this report. See Appendix B of management’s assertion for the asset backed transactions covered by this platform. Management is responsible for the Company’s compliance with those servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset backed transactions and securities that comprise the platform, testing of less than all of the servicing activities related to the Platform and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria and as permitted by Regulation AB Compliance and Disclosure Interpretations of the Division of Corporation Finance, Section 200.06, “Vendors Engaged by Servicers” (C&DI 200.06). Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

As described in management’s assertion, for servicing criteria 1122(d)(2)(i), the Company has engaged various vendors to perform the activities required by these servicing criteria. The Company has determined that these vendors are not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the applicable servicing criteria applicable to each vendor as permitted by C&DI 200.06.

As permitted by C&DI 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company’s eligibility to apply C&DI 200.06.

Our examination disclosed the following material noncompliance with servicing criteria 1122(d)(2)(i) and 1122(d)(4)(vii) applicable to the Company during the year ended December 31, 2015:

•	1122(d)(2)(i) — Certain payments on pool assets were not deposited into the appropriate bank accounts and related bank clearing accounts within no more than two business days of receipt, or such other number of days specified in the transaction agreements.

•	1122(d)(4)(vii) — Certain loss mitigation actions or recovery actions were not initiated, conducted and/or concluded in accordance with timeframes or other requirements established by the transaction agreements.

The information in the accompanying Certification Regarding Compliance with Applicable Servicing Criteria in Appendix C regarding remediation activities is presented by the Company for information purposes. Such information has not been subjected to the procedures applied in our examination of management’s assertion as described above, and accordingly, we express no opinion on it.

In our opinion, except for the material noncompliance described in the fourth paragraph, the Company complied with the aforementioned servicing criteria, including servicing criteria 1122(d)(2)(i) for which compliance is determined based on C&DI 200.06 as described above, as of and for the year ended December 31, 2015.

/s/ Ernst & Young LLP

February 26, 2016